ENERGY CONVERSION DEVICES (ECD OVONICS) ANNOUNCESFIRST
QUARTER FISCAL 2006 OPERATING RESULTS

Recent highlights for ECD Ovonics' subsidiaries and joint ventures include:

•	Product sales at ECD Ovonics' 100%-owned subsidiary, United Solar Ovonic, increased 40% to $18.1 million (5.8 MW) compared to same quarter last year

•	Record operating profit of $1.7 million in the first quarter recorded by United Solar Ovonic

•	Plans to double capacity at United Solar Ovonic on schedule; production expected to begin in Fall of 2006

•	MOU signed with Tianjin Jinneng Investment Company for solar module manufacturing joint venture in China

•	Increase in Ovonic Battery's royalties from cylindrical NiMH transportation batteries to $700,000 from $100,000 in prior year quarter

•	Intel Capital exercised its warrant, increasing its investment in our Ovonyx joint venture

•	Cobasys achieves TL9000 certification - prerequisite to supply major telecommunications industry

        ROCHESTER HILLS, Mich., Nov. 8, 2005 – Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today its operating results for the first quarter ended September 30, 2005. The Company reported a loss from operations in the quarter ended September 30, 2005 of $6.8 million compared to a loss from operations of $6.1 million in the same quarter last year. Net loss for the first quarter of fiscal 2006 was $6.5 million compared to net income of $1.3 million in the quarter ended September 30, 2004 (due to a one-time $8.0 million distribution following the settlement of patent infringement disputes and counterclaims in July 2004 to partially reimburse the Company for legal expenses). On a per-share basis, the loss was $.22 in the first quarter of Fiscal 2006 compared to income of $.05 in the same quarter last year.

        “The response to our Uni-Solar Ovonic products remains strong as evidenced by a 40% increase in photovoltaic product sales to $18.1 million. United Solar Ovonic achieved operating income of $1.7 million in the first quarter of fiscal 2006 (compared to an operating loss of $632,000 in the prior year quarter). We operated at near capacity during the quarter, producing 5.8 megawatts of Uni-Solar Ovonic products, which included a record 2.1 megawatts during September. We are doubling our manufacturing capacity because our present capacity is sold out. Based on market demand, we are evaluating opportunities for additional expansion of United Solar Ovonic’s manufacturing capacity in the future,” said Robert C. Stempel, Chairman and Chief Executive Officer.

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        The following table summarizes the Company’s operating results (in thousands):

	Three Months Ended September 30,
	2005	2004
Revenues
Product sales	$19,267	$14,046
Royalties	1,183	1,579
Revenues from product development agreements	2,312	5,912
Revenues from license agreements	258	238
Other	227	317
Total revenues	23,247	22,092
Expenses
Cost of product sales	15,859	13,324
Cost of revenues from product development
agreements	1,871	5,611
Product development and research	8,505	6,048
Patents	606	709
Operating, general and administrative (net)	3,190	2,513
Total expenses	30,031	28,205
Net loss from operations	(6,784)	(6,113)
Other income (expense)
Interest income	797	77
Distribution from joint venture	—	8,000
Other	(221)	(230)
Total other income (expense)	576	7,847
Net income (loss) from continuing operations	(6,208)	1,734
Loss from discontinued operations	(258)	(386)
Total net income (loss)	$(6,466)	$1,348
Basic and diluted net income (loss) per share
Continuing operations	$(.21)	$.07
Discontinued operations	(.01)	(.02)
Basic and diluted net income (loss) per share	$(.22)	$.05

        ECD Ovonics continues an aggressive capacity expansion strategy both domestically and in other regions of the world, including identifying opportunities for strategic alliances. In September 2005, United Solar Ovonic entered into a Memorandum of Understanding to form a joint venture to establish a 25MW photovoltaic module manufacturing facility in Tianjin, China.

        “We are pleased that Solar Integrated Technologies, our biggest customer in the United States, was named the winner of the Energy and Power category of The Wall Street Journal’s 2005 Technology Innovation Award. The core of SIT’s product is, of course, our Uni-Solar Ovonic solar modules and we believe the award demonstrates the superiority of our flexible solar products,” continued Stempel.

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        In October 2005, Intel Capital exercised its warrant increasing its investment in our Ovonyx joint venture. We believe this is a further validation of the phase-change Ovonic Unified Memory (OUM) (also referred to as phase-change RAM or P RAM) and the potential of the technology as an alternative to Flash and DRAM memories.

        Cobasys, our 50-50 Ovonic NiMH battery manufacturing joint venture, announced it has been registered to the International Standard TL9000, which is a prerequisite to supply major telecommunications equipment and service providers. This is the third quality certification within one year for Cobasys, which previously had announced certification to ISO/IS 16494 (the most advanced standard required to supply the automotive industry) and registration to ISO-17025 certifying Cobasys’ testing and calibration laboratories. This demonstrates Cobasys' commitment to sustaining the highest levels of quality and continuous improvement.

        The change in the loss from continuing operations in the quarter versus last year primarily resulted from:

•	An improvement of $2.3 million in operating profit at United Solar Ovonic resulting from a $4.3 million increase in revenues and lower product costs. Gross profit on $18.1 million of product sales this quarter was $3.6 million for a gross profit margin of 19.7%.

•	A $2.6 million reduction in revenues for Ovonic Hydrogen Systems as a result of Chevron's transfer of its 50% interest in this venture to us in December 2004. We are in discussions to fund and expand the testing and commercial activities of Ovonic Hydrogen Systems.

•	A $1.0 million decrease in consumer battery royalties due to the recognition last year of a $1.1 million advance royalty payment made in 1993 for which the licensee no longer had a contractual obligation to make payments.

        Additionally, the change in net income from continuing operations from a loss of $6.2 million in the current quarter compared to a $1.7 million profit last year was due to the favorable impact by the Company’s receipt of an $8.0 million one-time distribution from the settlement of patent infringement disputes and counterclaims in 2004.

        Additional information about the Company and its consolidated financial results can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 which will be filed with the Securities and Exchange Commission and available on the Company’s website on or about November 9, 2005.

        ECD Ovonics will hold a conference call on Tuesday, November 8, 2005, at 4:45 p.m. (Eastern Standard Time) to discuss operating results for its first quarter of fiscal year 2006. To access the conference call, please call (877) 858-2512 or (706) 634-1291. A live webcast of the conference call will be available online at http://www.ovonic.com/investor or through the Company’s website at www.ovonic.com. A replay of the call will be available approximately one hour after the conclusion of the call through November 11,

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2005, at (800) 642-1687 or (706) 645-9291. Callers should use conference ID #1998386 to access the conference call and the replay.

About ECD Ovonics:

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. The Company’s portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics’ proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
Stephan Zumsteg, Vice President and CFO Ghazaleh Koefod, Investor Relations Energy Conversion Devices, Inc. 248.293.0440	Bruce MacDonald, Liebler!MacDonald 248.283.1039